UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       October 29, 2008

TEKNI-PLEX, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
333-28157	22-3286312
(Commission File Number)	(I.R.S. Employer Identification No.)

201 Industrial Parkway, Somerville, New Jersey	08876
(Address of principal executive offices)	(Zip Code)

(908) 722-4800
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 29, 2008, Tekni-Plex, Inc. ("Tekni-Plex" or the "Company") entered into a Consent and Waiver No. 2 (the "Consent and Waiver No. 2") under its Amended and Restated Credit Agreement among the Company, the lenders and issuers party thereto, Citicorp USA, Inc., as Administrative Agent, and General Electric Capital Corporation, as Syndication Agent. Consent and Waiver No. 2 extends until November 14, 2008, the waiver previously granted under the Consent and Waiver to the Amended and Restated Credit Agreement, dated September 25, 2008, among the Company, the lenders and issuers party thereto, Citicorp USA, Inc., as Administrative Agent, and General Electric Capital Corporation, as Syndication Agent.

The Consent and Waiver No. 2 provides for, among other things, a waiver through November 14, 2008 of (a) events of default arising by reason of the Company's noncompliance with a covenant requiring delivery by September 25, 2008 of audited financial statements and related compliance certificates for fiscal year ended June 27, 2008, (b) events of default in respect of certain representations and warranties for previously delivered financial information that may have been incorrect in a material respect, which events of default may arise if the Company restates financial statements for prior account periods as a result of the Company's ongoing investigation of alleged irregularities with respect to accounting for inventory and accounts receivable and (c) certain conditions precedent to extensions of credit to permit the Company to borrow during the period from November 1, 2008 through November 14, 2008 notwithstanding the events of default described above. Except as described above, the material terms of the facility are substantially unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEKNI-PLEX, INC.
By:	/s/ Paul J. Young
Name: Paul J. Young Title: Chief Executive Officer

Dated:  November 3, 2008